EXHIBIT 5A


                          SIDLEY AUSTIN BROWN & WOOD LLP

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                                 June 11, 2002



Morgan Stanley Dean Witter & Co.
1585 Broadway
New York, NY  10036

Ladies and Gentlemen:

     We have acted as counsel to Morgan Stanley Dean Witter & Co., a Delaware corporation (the "Company"), and depositor of Morgan Stanley Capital Trust III, Morgan Stanley Capital Trust IV, Morgan Stanley Capital Trust V, Morgan Stanley Capital Trust VI and Morgan Stanley Capital Trust VII, each a statutory business trust formed under the laws of the State of Delaware (each, an "Issuer Trust" and, collectively, the "Issuer Trusts"), in connection with the preparation and filing of a registration statement on Form S-3, Registration Numbers 333-83616, 333-83616-01, 333-83616-02, 333-83616-03, 333-83616-04 and
333-83616-05 (as it may be amended or supplemented from time to time, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to $25,000,000,000 aggregate initial offering price of the following securities (collectively, the "Securities"): (i) debt securities ("Debt Securities"), (ii) warrants to purchase Debt Securities ("Debt Warrants") or to purchase or sell (a) securities of an entity unaffiliated with the Company, a basket of such securities, an index or indices of such securities or any combination of the above, (b) currencies or (c) commodities ("Universal Warrants," and together with Debt Warrants, the "Warrants"), (iii) purchase contracts ("Purchase Contracts") requiring the holders thereof to purchase or sell (a) securities of an entity unaffiliated with the Company, a basket of such securities, an index or indices of such securities or any combination of the above, (b) currencies or (c) commodities,
(iv) Debt Securities, Purchase Contracts and Warrants or any combination thereof that may be offered in the form of Units ("Units"), (v) shares of the Company's preferred stock, par value $0.01 per share ("Preferred Stock"), to be issued from time to time in one or more series, (vi) an indeterminate number of depositary shares representing fractional interests in shares of the Preferred Stock (the "Depositary Shares"), (vii) capital securities of the Issuer Trusts (the "Capital Securities") and (viii) guarantees of the Company with respect to the Capital Securities (the "Guarantees").


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     The Debt Securities and certain Purchase Contracts that require the holders thereof to satisfy their obligations thereunder when such Purchase Contracts are issued ("Pre-paid Purchase Contracts"), if any, are to be issued from time to time as either (a) senior indebtedness of the Company under an amended and restated senior indenture dated as of May 1, 1999, between the Company and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) (the "Senior Debt Trustee"), as trustee, as supplemented by a first supplemental senior indenture dated as of September 15, 2000, between the Company and the Senior Debt Trustee (as so supplemented, the "Senior Indenture"), (b) subordinated indebtedness of the Company under an amended and restated subordinated indenture dated as of May 1, 1999, between the Company and Bank One Trust Company, N.A. (the "Subordinated Debt Trustee"), as successor to The First National Bank of Chicago, as trustee (the "Subordinated Indenture"), or (c), in the case of Debt Securities issued and sold by the Company to an Issuer Trust, junior subordinated indebtedness of the Company under a junior subordinated indenture dated as of March 1, 1998, between the Company and The Bank of New York (the "Junior Subordinated Debt Trustee"), as trustee (the "Junior Subordinated Indenture" and, together with the Senior Indenture and the Subordinated Indenture, the "Indentures"). The Debt Warrants, if any, will be issued under a debt warrant agreement to be entered into between the Company and a debt warrant agent (the "Debt Warrant Agreement"). The Universal Warrants, if any, will be issued under a Universal Warrant Agreement to be entered into between the Company and a bank or trust company, as warrant agent (the "Universal Warrant Agreement"). The Purchase Contracts (other than Pre-paid Purchase Contracts) and Units, if any, will be issued under one or more unit agreements to be entered into among the Company, a bank or trust company, as unit agent, and the holders from time to time of the Units (each such unit agreement, a "Unit Agreement"). Units that include Purchase Contracts that are all Pre-paid Purchase Contracts will be issued under one or more Unit Agreements designed for Units where the holders do not have any further obligations under the Purchase Contracts (such Unit Agreements are referred to as "Unit Agreements Without Holder Obligations"). Depositary Shares representing fractional interests in shares of Preferred Stock will be issued under a preferred stock deposit agreement to be entered into among the Company, The Bank of New York, as depositary, and the holders from time to time of depositary receipts issued thereunder (the "Deposit Agreement").

     The Capital Securities of each Issuer Trust will be issued pursuant an amended and restated trust agreement (each a "Trust Agreement" and, collectively, the "Trust Agreements") of such Issuer Trust to be entered into among the Company, as depositor of such Issuer Trust (the "Depositor"), The Bank of New York, as property trustee, The Bank of New York (Delaware), as Delaware trustee, two individuals selected by the Depositor as administrators with respect to such Issuer Trust and the holders of the Common Securities and the Capital Securities of such Issuer Trust.

     The Indentures and the forms of the Debt Warrant Agreement, the Universal Warrant Agreement, the Unit Agreement, the Unit Agreement Without Holders' Obligations, the Deposit Agreement, the Trust Agreements and the Securities are filed or incorporated by reference as exhibits to the Registration Statement.

     In rendering this opinion, we have examined the originals or copies, certified to our satisfaction, of such corporate records and other documents and certificates as we deemed


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necessary. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of all such latter documents. In addition, in rendering this opinion, we have assumed the due authorization, execution and delivery of the Indentures, the Debt Warrant Agreement, the Universal Warrant Agreement, the Unit Agreement, the Unit Agreement Without Holders' Obligations, the Deposit Agreement, the Trust Agreements and the Guarantees by all parties other than the Company. As to any facts material to this opinion, we have, when relevant facts were not independently established by us, relied upon the aforesaid records, certificates and documents.

     Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

     (i) the Indentures, the Debt Warrant Agreement, the Universal Warrant Agreement, the Unit Agreement, the Unit Agreement Without Holders' Obligations, the Deposit Agreement and the Securities, other than the Capital Securities, have been duly authorized by the Company;

     (ii) when the Debt Warrant Agreement, the Universal Warrant Agreement and the Unit Agreement and/or the Unit Agreement Without Holders' Obligations, as applicable, have been duly executed and delivered by the Company, the terms of the Debt Securities, the Debt Warrants, the Universal Warrants, the Purchase Contracts and the Units have been established by the officers of the Company given authority to do so by the Board of Directors of the Company and the Debt Securities, the Debt Warrants, the Universal Warrants, the Purchase Contracts and the Units have been duly authenticated and/or countersigned, executed and issued in accordance with the provisions of the applicable Indenture, the Debt Warrant Agreement, the Universal Warrant Agreement, the Unit Agreement and/or the Unit Agreement Without Holders' Obligations, as applicable, respectively, and duly paid for by the purchasers thereof in the manner and on the terms described in the Registration Statement (after it is declared effective), all required corporate action of the Company will have been taken with respect to the issuance and sale of the Debt Securities, the Debt Warrants, the Universal Warrants, the Purchase Contracts and the Units and such Securities will have been validly issued and will constitute valid and binding obligations of the Company, enforceable in accordance with their terms;

     (iii) when the terms of the series of Preferred Stock have been established by the Board of Directors of the Company or a duly authorized committee thereof and a certificate of designations has been filed with the Delaware Secretary of State establishing the terms of the series of Preferred Stock and certificates representing the shares of the Preferred Stock in the form of the specimen certificates examined by us are duly executed, countersigned, registered and delivered upon payment by the purchasers thereof in the manner and on the terms described in the Registration Statement (after it is declared effective), such shares of Preferred Stock will be duly and validly issued, fully paid and nonassessable, assuming that a sufficient number of shares of Preferred Stock are authorized and available for issuance and that the consideration therefor is not less than the par value of the shares of Preferred Stock;


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     (iv) when the Deposit Agreement has been duly executed and delivered by the Company and, if applicable, when the Depositary Shares have been duly issued in accordance with the provisions of the Deposit Agreement and paid for by the purchasers thereof in the manner and on the terms described in the Registration Statement (after it is declared effective), such Depositary Shares will represent legal and valid interests in the corresponding shares of Preferred Stock; and

     (v) when a Guarantee has been duly executed and delivered by the Company, all corporate actions of the Company will have been taken with respect to the issuance of such Guarantee, and such Guarantee will constitute a valid and binding agreement of the Company, enforceable in accordance with its terms.

     The opinions set forth herein are limited to matters of the laws of the State of New York and the General Corporation Law of the State of Delaware. Any opinion expressed herein as to enforceability is qualified in that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, liquidation, moratorium and other similar laws affecting creditors' rights generally, (ii) general principles of equity, regardless of whether such enforcement is considered at a proceeding in equity or at law, (iii) requirements that a claim with respect to Debt Securities that are denominated in a foreign currency (or a foreign currency judgment in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or (iv) governmental authority to limit, delay or prohibit making payments in foreign currency or currency units or payments outside the United States. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption "Legal Matters" in each of the related prospectuses. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                             Very truly yours,

                                             /s/ Sidley Austin Brown & Wood LLP


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